UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

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COVIDIEN PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)
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Ireland                 001-33259          06-0570975
(State or other jurisdiction of            (Commission file number)      (IRS Employer Identification No.)
incorporation or organization)

20 On Hatch, Lower Hatch Street
Dublin 2, Ireland
(Address of principal executive offices)

John W. Kapples, Secretary
(508) 261-8000
(Name and telephone number, including area code,
of the person to contact in connection with this report)

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Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.
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Section 1 - Conflict Minerals Disclosure
Item 1.01 Conflict Minerals Disclosure and Report
Covidien plc’s Conflict Minerals Report for the calendar year ended December 31, 2013 is filed herewith as Exhibit 1.02 and is publicly available at: http://www.covidien.com/globalsourcing/pages.aspx?page=ConflictMinerals.
Item 1.02 Exhibits
The Company has filed, as an exhibit to this Form SD, the Conflict Minerals Report required by Item 1.01.
Section 2 - Exhibits

Item 2.01 Exhibits
The following exhibit is filed as part of this report:

Exhibit 1.02 – Conflict Minerals Report

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

COVIDIEN PUBLIC LIMITED COMPANY
(Registrant)

/s/ MICHAEL SGRIGNARI	May 30, 2014
By Michael Sgrignari	(Date)
Senior Vice President, Quality and Operations